Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholder of
Steben Select Multi-Strategy Fund:

We consent to the use of our reports dated July 26, 2013, with respect to the statement of assets and liabilities (in organization) of Steben Select Multi-Strategy Fund and Steben Select Multi-Strategy Master Fund as of July 15, 2013, included herein, and to the references to our Firm under the heading “Independent Registered Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ KPMG LLP
Columbus, Ohio
November 22, 2013